JOINT FILER INFORMATION

NAME: 				Frost Gamma Investments Trust
ADDRESS:			4400 Biscayne Blvd
				Miami, FL 33137

Designated Filer:		Phillip Frost, M.D.

Issuer and Ticker Symbol: 	Ladenburg Thalmann Financial Services Inc. (LTS)

Date of Event Requiring
Statement:			November 13, 2007

				FROST GAMMA INVESTMENTS TRUST

				By:/s/ Phillip Frost, M.D.
				Phillip Frost, M.D., Trustee